Exhibit a (iii) under Form N-1A
                                          Exhibit under 3(i) Item 601/Reg. S-K

                     FEDERATED SHORT-TERM MUNICIPAL TRUST

                               Amendment No. 7
                                    to the
                              Amended & Restated

                             DECLARATION OF TRUST

                             Dated April 2, 1999

      THIS Declaration of Trust is amended as follows:

      Delete the paragraph of Section 5, Establishment and Designation of Series or Class of Article III, Beneficial Interest , in its entirety and replace with the following:

Section 5.  Establishment and Designation of Series or Class.

      Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional series or class or to modify the rights and preferences of any existing Series or Class, the series shall be, and is established and designated as:

                     Federated Short-Term Municipal Trust
                                Class A Shares
                         Institutional Service Shares
                             Institutional Shares

      The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 7th day of June, 2006.

      WITNESS the due execution hereof this 7th day of June, 2006.



John F. Donahue                     Peter E. Madden


Thomas G. Bigley                    Charles F. Mansfield, Jr.


John T. Conroy, Jr.                 John E. Murray, Jr.


Nicholas P. Constantakis            Marjorie P. Smuts


John F. Cunningham                  John S. Walsh


J. Christopher Donahue              James F. Will


Lawrence D. Ellis, M.D.